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                                                                      Exhibit 21


                              LIST OF SUBSIDIARIES


1.   BabyCenter, Inc., a Delaware corporation

2.   eToys Europe Inc., a Delaware corporation

3.   eToys Distribution, LLC, a Delaware limited liability company

4.   BabyCenter Advertising, LLC, a Delaware limited liability company

5.   eToys Europe N.V., a Netherlands company

6.   eToys UK Limited, an English company

7.   eToys Belgium S.P.R.L., a Belgium company

8.   eToys Germany GmbH, a German company